Exhibit 99.1

For Immediate Release:	Douglas R. Jamieson Chief Executive Officer (203) 629 9595 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC.

Reports First Quarter Results

-	Book Value per share ended the quarter at $41.30 per share vs $41.72 at March 31, 2022

-	AUM: $1.80 billion at March 31, 2023 compared to $1.84 billion at March 31, 2022

-	Shareholder donations of $3.0 million this year to shareholder designated 501(c)(3) charitable organizations brought the total giving to $34 million since our spin-off in 2015

Greenwich, CT, May 10, 2023 – Associated Capital Group, Inc. (“AC” or the “Company”), a diversified financial services company, today reported its financial results for the first quarter ended March 31, 2023.

Financial Highlights - GAAP Basis, unless noted

($ in 000's except AUM and per share data)

(Unaudited)	Three Months Ended March 31,
	2023	2022
AUM - end of period (in millions)	$1,799	$1,839
AUM - average (in millions)	1,841	1,801

Revenues	2,465	2,582
Operating loss before management fee (Non-GAAP)	(2,590)	(3,306)
Investment and other non-operating income/(loss), net	24,735	(15,047)
Income/(loss) before income taxes	19,602	(18,353)

Net income/(loss)	17,754	(16,186)
Net income/(loss) per share-diluted	0.81	(0.73)

Class A shares outstanding (000's)	2,975	3,088
Class B " "	18,963	18,963
Total " "	21,938	22,051
Book Value Per Share	$41.30	$41.72

First Quarter Financial Data

-	Assets under management ended the quarter at $1.80 billion versus $1.84 billion at December 31, 2022 and March 31, 2022.

-	Book value was $41.30 per share, up from $40.48 at December 31, 2022 but slightly lower than the $41.72 per share at March 31, 2022.

-	The nearly $40 million year over year positive swing in AC's investments, other than investments in the merger arbitrage funds, reflects market decline in Q1 2022.

First Quarter Results

First quarter revenues were $2.5 million, roughly the same as revenues in the first quarter of 2022. Total operating expenses, excluding management fee expense, were $5.1 million compared to $5.9 million in the comparable 2022 period. The difference is due to lower stock based compensation expense.

Net investment and other non-operating income was $24.7 million for the first quarter, a $39.8 million swing from the $15.0 million loss in the first quarter of 2022. The primary drivers of this quarter's results included gains from our mutual fund holdings and GAMCO, various partnership investments and interest income. Interest income reflected higher interest rates in the 2023 quarter as compared to 2022.

Management fee was $2.5 million. There was no management fee in the first quarter of 2022 due to pre-tax losses.

Our provision for income taxes was expense of $1.6 million for the quarter compared to a benefit of $4.8 million in the comparable period of 2022. The effective tax rate applied to our pre-tax income for the quarter ended March 31, 2023 was 8.1%. The effective benefit rate applied to our pre-tax loss for the quarter ended March 31, 2022 was 26.4%. The difference in effective rate year over year is primarily driven by deferred tax benefits from a foreign investment which reduced the current quarter's effective tax rate.

Assets Under Management (AUM)

Assets under management at March 31, 2023 were $1.80 billion, down $43 million from year-end 2022 due to net outflows of $55 million and market depreciation of $4 million, partially offset by the impact of currency fluctuations of non-US dollar classes of investment funds of $16 million.

	March 31,	December 31,	March 31,
	2023	2022	2022
($ in millions)
Merger Arbitrage	$1,537	$1,588	$1,606
Event-Driven Value(a)	229	222	191
Other	33	32	42
Total AUM	$1,799	$1,842	$1,839

(a) Assets under management represent the assets invested in this strategy that are attributable to Associated Capital Group, Inc.

Alternative Investment Management

The alternative investment strategy offerings center around our merger arbitrage strategy which has an absolute return focus of generating returns independent of the broad equity and fixed income markets. We also offer strategies utilizing fundamental, active, event-driven and special situations investments.

Merger Arbitrage

For the first quarter 2023, the longest continuously offered fund in the merger arbitrage strategy generated gross returns of -0.23% (-0.63% net of fees). A summary of the performance is as follows:

			Full Year
								Since
Performance%(a)	1Q '23	1Q '22	2022	2021	2020	2019	5 Year(b)	1985(b)(c)
Merger Arb
Gross	-0.23	0.89	4.47	10.81	9.45	8.55	7.37	10.13
Net	-0.63	0.45	2.75	7.78	6.70	5.98	5.03	7.17

(a) Net performance is net of fees and expenses, unless otherwise noted. Performance shown for an actual fund in this strategy. The performance of other funds in this strategy may vary. Past performance is no guarantee of future results.

(b) Represents annualized returns through March 31, 2023

(c) Inception Date: February 1985

Global M&A volume totaled $580 billion in the first quarter of 2023, a 23% sequential decline from the fourth quarter of 2022 and a decrease of 44% compared to the first quarter of 2022. Healthcare was the most active sector for M&A with deal-making of $97 billion, an increase of 60% compared to 2022, and it accounted for 17% of all deals. Technology and Industrials were the next most active sectors, accounting for 17% and 13%, respectively. Private Equity activity remained robust, accounting for more than 25% of deal volume in the first quarter. Despite the global slowdown in deals, public company M&A in the U.S. remained stable sequentially, and we continue to invest in newly announced deals. We believe that despite recent mark-to-market volatility, we remain well positioned to earn absolute returns.

The Merger Arbitrage strategy is offered by mandate and client type through partnerships and offshore corporations serving accredited as well as institutional investors. The strategy is also offered in separately managed accounts, a Luxembourg UCITS and a London Stock Exchange listed investment company, Gabelli Merger Plus + Trust Plc (GMP-LN).

Acquisitions

Associated Capital Group's plan is to accelerate the use of its capital. We intend to leverage our research and investment capabilities by pursuing acquisitions and alliances that will broaden our product offerings and add new sources of distribution. In addition, we may make direct investments in operating businesses using a variety of techniques and structures to accomplish our objectives.

Charitable Contributions, Shareholder Dividends and Buybacks

AC seeks to be a good corporate citizen by supporting our community through sponsoring local organizations. In the first quarter of 2023 we completed the distribution of $3.0 million to various 501(c)(3) organizations selected by our shareholders as part of our 2022 shareholder designated charitable contribution program. Including this contribution, Associated Capital's SDCC program has resulted in nearly $34 million in donations on behalf of shareholders, who have designated over 190 501(c)(3) organizations across the United States.

On May 10, 2023, the Board of Directors declared a semi-annual dividend of $0.10 per share, which is payable on June 29, 2023 to shareholders of record on June 15, 2023.

During the first quarter, AC repurchased 52,307 Class A shares, for $1.9 million, at an average price of $37.27 per share.

Since our spin-off from GAMCO on November 30, 2015, AC has returned $158.2 million to shareholders through share repurchases, exchange offers and dividends of $32.1 million.

At March 31, 2023, there were 2.975 million Class A shares and 18.963 million Class B shares outstanding.

About Associated Capital Group, Inc.

Associated Capital Group, Inc. (NYSE:AC), based in Greenwich, Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA”). We have also earmarked proprietary capital for our direct investment business that invests in new and existing businesses. The direct investment business is developing along several core pillars including Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor, and Gabelli Principal Strategies Group, LLC (“GPS”), created to pursue strategic operating initiatives.

Operating Loss Before Management Fee

Operating loss before management fee expense represents a non-GAAP financial measure used by management to evaluate its business operations. We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax income before management fee expense, which includes non-operating items including investment gains and losses from the Company’s proprietary investment portfolio and interest expense.

	Year-to-date
($ in 000's)	2023	2022

Operating loss - GAAP	$(5,133)	$(3,306)

Add: management fee expense (1)	2,543	-

Operating loss before management fee - Non-GAAP	$(2,590)	$(3,306)

(1) Management fee expense is incentive-based and is equal to 10% of Income before management fee and income taxes and excludes the impact of consolidating entities. For the three months ended March 31, 2023 and 2022, Income before management fee, income taxes and excluding consolidated entities was income of $25,429 and loss of $21,034, respectively. As a result, $2,543 was accrued for the 10% management fee expense in 2023. There was no management fee accrual in 2022 due to the loss in that period.

Table I

ASSOCIATED CAPITAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Amounts in thousands)

	March 31,	December 31,	March 31,
	2023	2022	2022
ASSETS

Cash, cash equivalents and US Treasury Bills (a)	$401,776	$404,463	$348,629
Investments in securities and partnerships (a)(d)	450,238	435,610	500,423
Investment in GAMCO stock (b)	45,613	36,683	53,451
Receivable from brokers (a)	11,023	12,072	176,898	(c)
Income taxes receivable, including deferred tax assets, net (a)	8,825	10,320	-
Other receivables (a)	1,460	6,324	6,616
Other assets (a)(d)	23,951	22,218	23,024
Investments in marketable securities held in trust (a)	-	-	175,151	(d)
Total assets	$942,886	$927,690	$1,284,192

LIABILITIES AND EQUITY

Payable to brokers (a)	$15,208	$7,784	$133,867	(c)
Income taxes payable, including deferred tax liabilities, net	-	-	3,703
Compensation payable	8,894	13,936	6,638
Securities sold short, not yet purchased (a)	3,569	2,874	5,812
Accrued expenses and other liabilities (a)(d)	1,981	2,707	2,394
Deferred underwriting fee payable (a)(d)	-	-	6,125
PMV warrant liability (a)(d)	-	-	2,145
Total liabilities	$29,652	$27,301	$160,684

Redeemable noncontrolling interests (a)(d)	7,233	10,193	205,320

Total Associated Capital Group, Inc. equity	906,001	890,196	920,039
Noncontrolling interests (a)(d)	-	-	(1,851)
Total equity	906,001	890,196	918,188

Total liabilities and equity	$942,886	$927,690	$1,284,192

(a) Includes amounts related to consolidated variable interest entities ("VIEs") and voting interest entities ("VOEs"), refer to footnote 4 of the Condensed Consolidated Financial Statements included in the 10-Q report to be filed for the quarter ended March 31, 2023 for more details on the impact of consolidating these entities.

(b) 2,417,500, 2,417,500 and 2,485,900 shares, respectively.

(c) The gross up to Receivable from brokers and Payable to brokers in March 31, 2022 is related to the timing of a U.S. Treasury Bill rollover trade.

(d) Amounts related to PMV Sponsor and SPAC were deconsolidated during the quarter ended September 30, 2022 and resulted in a reduction of $176.9 million of assets, $7.4 million of liabilities and $165.0 million of Redeemable noncontrolling interests.

Table II

ASSOCIATED CAPITAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022

Investment advisory and incentive fees	$2,411	$2,486
Other revenues	54	96
Total revenues	2,465	2,582

Compensation	3,570	3,933
Other operating expenses	1,485	1,955
Total expenses	5,055	5,888

Operating loss before management fee	(2,590)	(3,306)

Investment gain/(loss)	20,511	(15,610)
Interest and dividend income from GAMCO	96	153
Interest and dividend income, net	4,999	618
Shareholder-designated contribution	(871)	(208)
Investment and other non-operating income/(loss), net	24,735	(15,047)

Income/(loss) before management fee and income taxes	22,145	(18,353)
Management fee	2,543	-
Income/(loss) before income taxes	19,602	(18,353)
Income tax expense/(benefit)	1,580	(4,848)
Income/(loss) before noncontrolling interests	18,022	(13,505)
Income/(loss) attributable to noncontrolling interests	268	2,681
Net income/(loss) attributable to Associated Capital Group, Inc.	$17,754	$(16,186)

Net income/(loss) per share attributable to Associated Capital Group, Inc.:
Basic	$0.81	$(0.73)
Diluted	$0.81	$(0.73)

Weighted average shares outstanding:
Basic	21,970	22,054
Diluted	21,970	22,054

Actual shares outstanding - end of period	21,938	22,051

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.